Exhibit 10.1

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

Nonstatutory Stock Option Agreement

Granted Under 2006 Stock Incentive Plan

This agreement evidences the grant by Varian Semiconductor Equipment Associates, Inc., a Delaware corporation (the “Company”), on [            ], 200[ ] (the “Grant Date”) to [            ], a member of the Board of Directors of the Company (the “Participant”), of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s 2006 Stock Incentive Plan (the “Plan”), a total of [            ] shares (the “Shares”) of common stock, $0.01 par value per share, of the Company (“Common Stock”) at $[            ] per Share. Unless earlier terminated as provided in Appendix A (attached hereto), this option shall expire on [            ] (the “Final Exercise Date”). Subject to the provisions of Appendix A and of the Plan, the principal features of this option are as follows:

Maximum Number of Shares	Purchase Price Per Share: $[ ]
Purchasable with this Option: [ ]

Scheduled Vesting Dates:	Number of Shares:
Grant Date	100% of Shares

Event Triggering	Maximum Time to Exercise
Termination of Option:	After Triggering Event*:

Termination of Service for cause	None
Termination of Service due to resignation	3 months
Termination of Service due to disability	1 year
Termination of Service due to Retirement	until the Final Exercise Date
Termination of Service due to death	3 years
All other Terminations of Service	3 months

*	However, in no event may this option be exercised after the Final Exercise Date.

Your online acceptance indicates your agreement and understanding that this option is subject to all of the terms and conditions contained in Appendix A and the Plan. Important additional information on vesting and termination of this option is contained in Appendix A. ACCORDINGLY, PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS OPTION.

VARIAN SEMICONDUCTOR
EQUIPMENT ASSOCIATES, INC.

Gary E. Dickerson
Chief Executive Officer

APPENDIX A

TERMS AND CONDITIONS OF NONSTATUTORY STOCK OPTION

1.	Vesting Schedule.

This option is exercisable as to 100% of the original number of Shares on the Grant Date.

2.	Exercise of Option.

(a)	Form of Exercise. Each election to exercise this option shall be made by the Participant online through the website of a broker designated by the Company or by the Participant through such Participant’s broker, which broker shall notify the Company of the election to exercise. At the time of exercise, the Participant shall provide payment in full to the Company in the manner provided in the Plan. The Participant may purchase less than the number of Shares covered hereby, provided that no partial exercise of this option may be for less than ten (10) Shares lots or multiples thereof.

(b)	Continuous Relationship with the Company Required. Except as otherwise provided in this Section 2, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee, officer or director of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants, or advisors of which are eligible to receive option grants under the Plan (an “Eligible Participant”).

(c)	Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d), (e), (f) and (g) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date).

(d)	Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, provided that the Board of Directors of the Company (the “Board”) in its discretion may determine whether a disability exists in accordance with uniform and non-discriminatory standards adopted by the Board from time to time) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in paragraph (e) below, this option shall be exercisable, within the period of one year following the date of the Participant’s disability or three years following the date of the Participant’s death, as applicable, by the Participant (or in the case of death by an authorized transferee), provided that this option shall not be exercisable after the Final Exercise Date.

(e)

Termination for Cause. If, prior to the Final Exercise Date, the Participant’s relationship with the Company is terminated by the Company for Cause (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such termination of relationship. If the Participant is party to an employment, consulting or severance agreement with the Company that contains a definition of “cause” for termination of employment or other relationship, “Cause” shall have the meaning ascribed to such term in such agreement. Otherwise, “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive. The Participant shall be considered to have been discharged for “Cause” if the Company determines, within 30 days after the Participant’s resignation, that discharge for cause was warranted.

(f)	Termination due to Resignation. If, prior to the Final Exercise Date, the Participant’s relationship with the Company is terminated by the Participant due to the Participant’s resignation, except as provided in paragraph (e) above, the right to exercise this option shall terminate three months after the effective date of such termination of relationship, provided that this option shall not be exercisable after the Final Exercise Date.

(g)	Termination due to Retirement. If, prior to the Final Exercise Date, the Participant’s relationship with the Company is terminated by the Participant due to the Participant’s Retirement (as defined pursuant to the Company’s or the Board’s Retirement Policies, as they may be established from time to time), this option shall remain exercisable until the original Final Exercise Date.

3.	Withholding.

No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

4.	Nontransferability of Option.

This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

5.	Provisions of the Plan.

This option is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this option.